Exhibit 10.2

EMPLOYMENT AGREEMENT FOR RICHARD SZYMANSKI
AMENDMENT NO. 1

This Amendment No. 1 to the Employment Agreement for Richard Szymanski (“Amendment No. 1”) is made, effective as of December 31, 2008, by and between Morgans Hotel Group Co., a Delaware corporation (the “Company”), and Richard Szymanski (“Executive”).

Recitals:

WHEREAS, Executive and the Company previously entered into an Employment Agreement, effective as of October 1, 2007; and

WHEREAS, Executive and the Company desire to further amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:

1. Section 3(c) of the Employment Agreement is hereby amended to read as follows:

“(c) Termination by Employee with Good Reason.

(i) Employee may terminate this Agreement for Good Reason, as defined below, by notifying the Company of his intent to terminate his employment with Good Reason, and, thereafter, the Employer shall: (1) pay Employee his pro-rata Annual Bonus, if any, for the current calendar year through the date of his termination; (2) continue to pay Employee his Base Salary for twenty-four (24) months after his date of termination; (3) pay Employee a bonus equal to the greater of (i) the bonus he actually received for the prior two years or (ii) twice his annual target bonus; and (4) continue paying for Employee’s health insurance benefits for a period of twenty-four (24) months after such termination.

(ii) The term Good Reason shall mean, subject to the conditions described in Section 3(a)(iii), the occurrence of one or more of the following without Employee’s written consent: (i) any material failure by the Company to comply with any of the provisions of paragraph 2 of this Agreement, other than insubstantial and inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Employee; (ii) the assignment to Employee, or the removal from Employee, of any duties or responsibilities that result in a material diminution of Employee’s authority; (iii) a material diminution of the budget over which Employee has responsibility, other than for a bona fide business reason; (iv) any material failure by the Company to comply with and satisfy Section 8(c) of this Agreement; (v) the imposition of any requirement that Employee relocate his office to a location other than Manhattan; or (vi) a material breach by the Company of any written agreement between the Company and Employee.

(iii) For an act or omission described in Section 3(c)(ii) to constitute Good Reason, (i) Employee must notify the Company in writing within sixty (60) days after Employee has knowledge that an event constituting Good Reason has occurred; (ii) such act or omission must be capable of being cured and continue after Employee has given the Company notice thereof beyond thirty (30) days following Company’s receipt of the required notice; and (iii) Employee actually terminates employment within thirty (30) days of the end of the 30-day cure period.”

2. Section 3(h) of the Employment Agreement is hereby amended to read as follows:

“(h) Release of Claims. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, prior to the payment by Employer of the termination payments and benefits provided for in clause (c), (f), or (g) of this paragraph 3, to the extent that such payments or benefits are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation). Within three (3) days of such a termination, the Company shall provide a general customary release to Employee, which Employee must sign within thirty (30) days following the termination.”

3. Section 7 of the Employment Agreement is hereby amended by adding the following paragraphs as a new Section 7(c):

2

“(c) To the extent that any benefits to be provided during the six month period commencing on a separation from service (the “Delay Period”) are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A.

For purposes of Section 409A, each payment made after termination of employment, including COBRA continuation reimbursement payment, will be considered one of a series of separate payments.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Any amount that Executive is entitled to be reimbursed under this Agreement that may be treated as taxable compensation, including any gross-up payment, will be reimbursed to Executive as promptly as practical and in any event not later than sixty (60) days after the end of the calendar year in which the expenses are incurred; provided that Executive shall have provided a reimbursement request to the Company no later than thirty (30) days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.

The Company shall not be obligated to reimburse Executive for any tax penalty or interest or provide a gross-up in connection with any tax liability of Executive under Section 409A.

Any annual bonus that is earned pursuant to Section 2 shall be paid, whether is cash or equity as provided above, between January 1 and March 15 of the year following the year for which such annual bonus was earned; provided, however, that if the Board shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such annual bonus payment by March 15, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31 of the year following the year for which such annual bonus was earned.

Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of termination of Executive’s employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.”

4. The provisions of this Amendment No. 1 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 1 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

5. Except as set forth in this Amendment No. 1, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first written above.

MORGANS HOTEL GROUP CO.

By: /s/ Fred J. Kleisner
Name: Fred J. Kleisner
Title: Chief Executive Officer

EXECUTIVE

/s/ Richard Szymanski
Richard Szymanski

4